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                                                                    Exhibit 99.1


EATON TO ACQUIRE AEROQUIP-VICKERS FOR
$1.7 BILLION

CLEVELAND and MAUMEE, Ohio--February 1, 1999--Eaton Corporation (NYSE:ETN - news) and Aeroquip-Vickers, Inc. (NYSE:ANV - news) today jointly announced that Eaton will acquire all of the outstanding common shares of Aeroquip-Vickers for $58 per share in cash, or approximately $1.7 billion. The Boards of Directors of both companies have approved the transaction, which is subject to normal closing conditions and the approval of Aeroquip-Vickers shareholders. It is expected to be completed in April.

Stephen R. Hardis, Eaton Corporation Chairman and Chief Executive Officer, said, "We are very pleased to welcome Aeroquip-Vickers to the family of Eaton businesses. Leadership is a fundamental requisite for success in today's global economy. This acquisition enables Eaton to achieve that critical objective - building upon and extending Eaton's strong position in mobile hydraulics. With Vickers, we acquire a global leader in industrial hydraulics and the combined scale of $1.1 billion to serve mobile and industrial customers. This complementary acquisition fundamentally repositions our business among the world leaders, just as our 1993 acquisition of the Westinghouse DCBU did for our Cutler-Hammer business.

"With Aeroquip, we expand upon these strengths in hydraulics via its $1.1 billion position in hose and couplings, serving mobile and industrial, aerospace and automotive customers. Together, Eaton and Aeroquip-Vickers create an aerospace hydraulics business with sales of $700 million, and a systems capability across all hydraulics applications that is unparalleled.

"The value created for our customers and our owners from this combination will be significant, with mature-year synergies of about $120 million. We expect the acquisition to be neutral to Eaton earnings this year, excluding first-year transition costs, but to add about $1 per share to annual earnings by years 3 to 5.

"Eaton now has a very strong family of industrial products and brand names:
Eaton, Cutler-Hammer, Vickers, Aeroquip, and Char-Lynn. Along with our traditional strengths with OEMs, we now have strong positions in distributor, aftermarket, and service channels."

Daryl F. Allen, Aeroquip-Vickers Chairman, President and Chief Executive Officer, said, "This is a great opportunity for Aeroquip-Vickers and its operations. Like Aeroquip and Vickers, Eaton is a leader in many of its product lines. Eaton also recognizes the well-respected heritage of the Aeroquip and Vickers brands and the strength of those brands in global markets.
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"Today, many industrial markets are consolidating, including the hydraulics market. It is clear that to successfully compete, a firm must supply complete product lines and global platforms. At $2.2 billion, Aeroquip-Vickers is too small to realize the full advantage of its strengths. Adding Aeroquip-Vickers to Eaton, however, creates an impressive force. I cannot think of a better company with which to secure the future of our employees, customers and suppliers."

Concluded Hardis, "This is the largest acquisition in Eaton's history. More important, it builds upon and expands the growth platforms that are redefining Eaton as a premier diversified capital goods company, distinguished by differentiated products and services. Given Eaton's strong positive cash flows, we could finance this acquisition entirely through debt. But, we intend to continue to build upon all of Eaton's growth platforms, and so we expect to include about 20% equity to fund this transaction.

"This acquisition is an important step toward achieving Eaton's long-held Year 2000 goals of $10 billion in sales and $8 earnings per share. Far more important, it reinforces our determination to build a global enterprise characterized by superior operating performance and higher sustainable growth."

Eaton Corporation is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck drivetrain systems, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 49,500 employees and 155 manufacturing sites in 25 countries around the world. Sales for 1998 were $6.6 billion. The Internet address for Eaton is: http://www.eaton.com/

Aeroquip-Vickers is two companies, Aeroquip Corporation and Vickers, Incorporated, world leaders in the design, manufacture and distribution of engineered components and systems to industrial, aerospace and automotive markets. Headquartered in Maumee, Ohio, the company has 15,000 employees and 50 manufacturing and/or assembly sites in 15 countries around the world. Sales for 1998 were $2.15 billion. The Internet address for Aeroquip-Vickers, Inc. is: http://www.aeroquip-vickers.com.

The forward-looking statements in this news release should be used with caution. They are subject to various risks and uncertainties, many of which are outside the control of the companies. Important factors which could cause actual results to differ materially from those in the forward-looking statements include changes in global economic and financial conditions, labor strikes, the markets for hydraulics, hose and couplings around the world and Eaton's ability to successfully implement the integration.

                CONTACTS:  Richard G. Rump for Aeroquip-Vickers
                           419-867-2292

                           Renald M. Romain for Eaton
                           216-523-4736
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